Exhibit 99.2

Mars to Acquire Heska, Global Provider of Advanced Veterinary Diagnostic and Specialty Solutions

The combination of highly complementary businesses and teams will broaden access to diagnostics and technology, accelerate R&D and innovation, and better serve more veterinary professionals and pets.

McLean, VA and Loveland, CO, April 3, 2023 — Mars, Incorporated (“Mars”), and Heska Corporation (NASDAQ: HSKA) (“Heska”) today announced that they have entered into a definitive agreement under which Mars will acquire Heska, a global provider of advanced veterinary diagnostic and specialty products for $120.00 per share. The transaction price represents a premium of approximately 38% over Heska’s 60-calendar day volume weighted average price and a premium of approximately 23% over Heska’s closing stock price as of March 31, 2023. The agreement has been unanimously approved by the boards of directors of both companies. Upon transaction close, Heska will join Mars Petcare, a purpose-driven global business serving pets and pet owners through products and services within veterinary health and diagnostics, nutrition, innovation, and technology. This acquisition will enable the Science & Diagnostics division of Mars Petcare to expand its diagnostic offerings and broadly promote point-of-care veterinary diagnostics to the global pet healthcare community.

Nefertiti Greene, President, Mars Petcare, Science & Diagnostics, said: “We look forward to welcoming Heska to Science & Diagnostics as we share the belief that diagnostic innovation is a critical enabler to providing transformative veterinary care.” Greene added: “This transaction will bring together highly complementary businesses with a strong strategic and cultural fit that furthers our purpose to create A BETTER WORLD FOR PETS™. This comprehensive diagnostic offering will mean broader coverage across diagnostic products, services, and technology, and will accelerate R&D for novel solutions.”

Kevin Wilson, Chief Executive Officer & President, Heska, commented: “Today’s announcement is a great testament to the quality of our Heska family - we are small, but our people and their creativity, execution, expertise, and value-creation have made us exceptional. We are thrilled to join Mars Petcare on its quest to build A BETTER WORLD FOR PETS™. Working together, Heska’s innovations will more quickly reach more veterinarians to help more pet families live better, healthier, longer lives. That’s been our mission for over a decade and today is an incredible milestone towards realizing it.”

Science & Diagnostics includes Antech Diagnostics (“Antech”), a global veterinary diagnostics business. Antech has brought innovative technologies and solutions backed by scientific rigor and data-driven insights to veterinary professionals for more than 35 years. Antech’s range of businesses includes reference laboratories, veterinary imaging and education and telemedicine with board-certified specialist support services through Antech Imaging Services (AIS).

Founded in 1988, Heska sells, manufactures, markets, and supports diagnostic and specialty solutions for veterinary practitioners. Since its inception, Heska has been committed to bettering the lives of its veterinarian customers, their pet patients, and pet owners around the world through its point-of-care diagnostics and informatics platform. With a focus on investing in technology, research and development, and strategic partnerships with world-class leaders in diagnostics and treatments, Heska seeks to provide the benefits of breakthrough innovations to pet healthcare providers across North America and internationally, including Germany, Italy, Spain, France, Switzerland, Australia, and Malaysia.

The transaction includes customary closing conditions, including Heska shareholders’ and regulatory approvals, and is anticipated to close in the second half of 2023.

Advisors
Lazard served as the financial advisor for Mars, and Skadden, Arps, Slate, Meagher & Flom LLP acted as Mars’ legal advisor.

BofA Securities, Inc. and Piper Sandler & Co. served as Heska’s financial advisors, and Gibson, Dunn & Crutcher LLP acted as Heska’s legal advisor.

Media Contacts
Mars, Incorporated Media Inquiries:
Brunswick Group
Blake Sonnenshein/Sayagi Vallipuram
bsonnenshein@brunswickgroup.com / svallipuram@brunswickgroup.com

Heska Corporation Investor and Media Inquiries:
Jon Aagaard
+1 (970) 617-8399
jon.aagaard@heska.com

About Mars, Incorporated
Mars, Incorporated is driven by the belief that the world we want tomorrow starts with how we do business today. As a global, family-owned business, Mars is transforming, innovating, and evolving to make a positive impact on the world.

Across our diverse and expanding portfolio of quality confectionery, food, and pet care products and services, we employ 140,000+ dedicated Associates. With almost $45 billion in annual sales, we produce some of the world’s best-loved brands including Ben’s Original™, CESAR®, Cocoavia®, DOVE®, EXTRA®, KIND®, M&M’s®, SNICKERS®, PEDIGREE®, ROYAL CANIN®, and WHISKAS®. We are creating a better world for pets through our global network of pet hospitals and diagnostic services – including AniCura, Antech, BANFIELD™, BLUEPEARL™, Linnaeus, and VCA™ – using cutting edge technology to develop breakthrough programs in genetic health screening and DNA testing.

For more information about Mars, please visit Mars.com. Join us on Facebook, Twitter, Instagram, LinkedIn, and YouTube.

About Mars Petcare
Mars Petcare is part of Mars, Incorporated, a family-owned business with more than a century of history making diverse products and offering services for people and the pets we love. Our 100,000 Associates across 130 countries are dedicated to one purpose: A BETTER WORLD FOR PETSTM. With 85 years of experience, our portfolio of almost 50 brands serves the health and nutrition needs of the world's pets – including brands PEDIGREE®, WHISKAS®, ROYALCANIN®, SHEBA®, CESAR®, GREENIES™,  IAMS™ and EUKANUBA™ as well as the WALTHAM Petcare Science Institute which has advanced research in the nutrition and health of pets for 60 years. Mars Petcare is also a leading veterinary health and diagnostics provider through an international network of more than 2,500 pet hospitals and diagnostic services including AniCura, Antech, BANFIELD, BLUEPEARL, Linnaeus, Mount Pleasant, VCA, VES, and VSH. We're also active in innovation and technology for pets, with WISDOM PANEL™ genetic health screening and DNA testing for dogs, the WHISTLE™ GPS dog tracker, and LEAP VENTURE STUDIO accelerator and COMPANION FUND™ programs that drive innovation and disruption in the pet care industry. As a family business and guided by our principles, we are building a thriving and inclusive workforce reflective of the many pets and communities we serve.

About Heska Corporation
Heska Corporation (NASDAQ: HSKA) sells, manufactures, markets, and supports diagnostic and specialty products and solutions for veterinary practitioners. Heska’s portfolio includes point-of-care diagnostic laboratory instruments and consumables including rapid assay diagnostic products and digital cytology services; local and cloud-based data services; practice information management software (“PIMS”) and related software and support; reference laboratory testing; allergy testing and immunotherapy; heartworm preventive products; and vaccines. Heska’s primary focus is supporting companion animal veterinarians in providing care to their patients. Heska’s business is composed of two operating and reportable segments: North America and International. North America consists of the United States, Canada and Mexico. International consists of geographies outside of North America, primarily in Germany, Italy, Spain, France, Switzerland, Australia and Malaysia. Heska’s strategic focus on point-of-care diagnostic laboratory products is included in both segments. The North America segment also includes the contract manufacturing of vaccines and pharmaceutical products and a small veterinary laboratory, and the international segment includes PIMS business and veterinary laboratories. For more information, please visit www.heska.com.

Forward-Looking Statements
This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of Heska Corporation (the “Company”), stockholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders in connection with the proposed transaction; the timing to consummate the proposed transaction and the risk that the proposed transaction may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement; the risk that the conditions to closing of the proposed transaction may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the proposed transaction; legislative, regulatory, and economic developments; and the diversion of management’s time on transaction-related issues. The Company can give no assurance that the conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the United States Securities and Exchange Commission (the “SEC”) and in any other SEC filings made by the Company. The Company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and, except as required by applicable law, the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information about the Proposed Merger and Where to Find It
In connection with the merger contemplated by the proposed transaction (the “Merger”), the Company expects to file a proxy statement, as well as other relevant materials, with the SEC. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company expects to file with the SEC in connection with the Merger. THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (https://ir.heska.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at https://ir.heska.com.

Participants in the Solicitation
This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement for its 2023 annual meeting of stockholders filed with the SEC on March 21, 2023. To the extent the holdings of Company securities by Company directors and executive officers have changed since the amounts set forth in the proxy statement for its 2023 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://ir.heska.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that the Company expects to file in connection with the Merger and other relevant materials the Company may file with the SEC.